October 30, 2006

Mr. Klaus P. Besier

36 St Andrews Lane

Glenmoore, PA 19343

Dear Klaus:

The Board of Directors of Neoware, Inc (the “Company”), is pleased to offer you the position of Chief Executive Officer (“CEO”) of the Company, beginning on October 30, 2006, as well as to confirm your continuation in the position as President, in which you have been serving since July 12, 2006. As CEO, you will report to, and serve at the pleasure of, the Board of Directors.

The annual base salary for your position will be in the amount of $375,000, payable $14,423.08 every two weeks, and you will be eligible for 28 days of PTO annually, as described in the Neoware employee manual.

In addition to your base salary, you will be eligible for an executive bonus of up to 50% of your annual base salary based upon the Company meeting its annual goals, as well as your individual performance, as determined by the Company’s Compensation and Stock Option Committee (the “Committee”). The annual executive bonus percentage can be increased or decreased at the option of the Committee should you or the Company significantly exceed or fail to achieve these goals. Goals may be adjusted from time to time at the discretion of the Committee. To be eligible for this bonus you must be employed by the Company on the date the bonus is paid. The description of the terms of your bonus is subject to the terms of the Company’s Senior Officer Bonus Plan, a copy of which is attached hereto.

In connection with your appointment to the CEO position, the Company intends to grant to you additional options to purchase 75,000 shares of common stock of the Company as detailed in your Award Agreement. These ten-year options will consist of a combination of ISO and non-qualified options vesting over four years, with twenty-five percent of the options vesting on each of the first four anniversaries subsequent to your start date.

You understand that this letter is not an employment agreement, and that you are an employee at will. This means that your employment can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or you, except as otherwise provided by law.

Upon a change in your position with the Company which materially reduces the duties and responsibilities of your position as President and CEO reporting solely to the Board of Directors or a relocation of your place of employment from the Philadelphia area, provided and only if such change or relocation is effected by the Company without your consent, or upon your involuntary termination for reasons other than Cause (as defined below), you will be entitled to the following benefits. You will receive: (a) your base salary for a period of 12 months from the date of your termination; an amount equal to the average of the annual bonus that you earned over the prior three fiscal years; and (c) health benefits for a period of 12 months from the date of your termination. For purposes of this offer letter, “Cause” shall mean any act or omission included within the definition of “misconduct” as set forth in the Company’s 2004 Equity Incentive Plan. In addition, in the event that you are terminated other than for Cause prior to July 12, 2007, any options from your initial grant of 250,000 options upon becoming President of the Company that would have vested upon the completion of your initial year of employment commencing as of July 12, 2006, will be immediately vested and become exercisable on the last day of your employment.

In the event of a “Change in Control,” should you not be offered a position by the Company or the acquirer as President and CEO reporting solely to the Board of Directors of the resulting company, or if you do not accept, in your sole discretion, employment in any other capacity offered by the acquirer, or the Company, the Company will agree to: (1) continue to pay your base salary for a period of one year from the date of termination; (2) pay you an amount equal to the average of the annual bonus that you earned over the prior three years; (3) pay for the Company’s portion of your health care costs under COBRA for one year; and (4) vest and accelerate exercisability of any outstanding stock options granted to you. In the event that you are offered a comparable position following a Change in Control, or you accept, in your sole discretion, employment in any other capacity offered by the acquirer of the Company, the Company will vest and accelerate exercisability of your outstanding stock options one (1) year after the Change in Control, provided you are still working for the Company or the acquirer at that time. The mechanics of such vesting will be determined based on the structure of the Change in Control transaction. For the purposes of this offer letter, “Change in Control” shall have the meaning set forth in Section 2.4 of the Company’s 2004 Equity Incentive Plan.

In connection with this offer of the CEO position, you will execute the Company’s standard non-disclosure and confidentiality agreement, in the form attached hereto. In addition, (a) if you are entitled to payments under the two immediately preceding paragraphs, you agree not to compete with the Company while any payments are made pursuant to such paragraphs and (b) if you are not entitled to payments under such paragraphs, you agree not to compete with the Company for a period of six-months after termination of employment. Competition shall include solicitation to hire any of the Company’s employees or employment by or consultation on behalf of, or ownership of an interest in (other than as a holder of less than one percent of the outstanding securities of any entity whose voting securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended), any company that is engaged, directly or indirectly, in the business of developing thin client appliances or whatever other business the Company is engaged in at the time of your separation.

If the terms of this offer are acceptable, please sign this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer.

Should you have anything that you wish to discuss, please do not hesitate to call me.

Very truly yours,
/s/ John P. Kirwin IIII
John P. Kirwin, III Chairman Compensation and Stock Option Committee Neoware, Inc.

Accepted:

/s/ Klaus P. Besier
Klaus P. Besier Date: October 30, 2006